Exhibit 10.5

June 4, 2009

Randy W. Furr

[address]

Dear Randy,

We are pleased to extend to you this offer of employment to join Spansion, in the position of EVP, CFO reporting to John Kispert, President & CEO. Your initial biweekly salary will be $16,923.08 ($440,000.08 annualized). Spansion has 26 biweekly pay periods per year.

You will be eligible to participate in Spansion’s Key Employee Incentive Plan on a prorated basis with a current target bonus opportunity of 70% of your annual base salary, with a maximum award of 100% of base salary, subject to Bankruptcy court approval of the plan. The Pay for Performance Bonus plan that the company expects to put in place after emergence from bankruptcy is expected to have a similar bonus target and a 140% maximum award opportunity.

The company expects to have a pool of equity available for grants to employees upon emergence from bankruptcy. You will be eligible to participate in the plan at a level commiserate with your job title and responsibilities.

Change of Control Severance Benefits: The company is also offering you a Change of Control agreement subject to Bankruptcy court approval. Under the Change of Control agreement, if your employment with Spansion is terminated without Cause (as defined below) or you terminate your employment with Spansion for Good Reason (as defined below), in either case within the 12 month period following the occurrence of a Change of Control (as defined below), then subject to you executing and not revoking a general release of claims against Spansion within 60 days after your termination of employment, you will be paid 18 months of salary if the Change of Control occurs within the first 24 months of your employment and if your termination of employment occurs after the 24 month anniversary of your commencement of employment you will be paid the lesser of (a) 24 months of salary or (b) that number of months of salary to which Spansion’s CEO and President is then entitled under his Change of Control agreement. In addition you will be entitled to 100% accelerated vesting on any Spansion equity awards you then hold. In addition, the company shall either pay directly or reimburse you for the cost of continued health coverage for you and your eligible dependents under federal COBRA or any state equivalent for a period of time corresponding to the number of months of severance to which you become entitled. Your cash payments under the Change of Control agreement will be payable to you in a single lump sum.

    RWF     Initial

Non-Change of Control Severance Benefits: In the event that your employment with Spansion is terminated without Cause (as defined below) or you terminate your employment with Spansion for Good Reason (as defined below), in either case more than 6 months after you commence employment but either prior to a Change of Control or more than 12 months after the occurrence of a Change of Control (as defined below), then subject to you executing and not revoking a general release of claims against Spansion within 60 days after your termination of employment, you will be paid 12 months of salary if your termination occurs during the period commencing on the 6 month anniversary of the commencement of your employment with Spansion and ending on the 24 month anniversary of the commencement of your employment with Spansion, and if your termination of employment occurs after the 24 month anniversary of your commencement of employment you will be paid 24 months of base salary. In addition, the company shall either pay directly or reimburse you for the cost of continued health coverage for you and your eligible dependents under federal COBRA or any state equivalent for a period of time corresponding to the number of months of severance to which you become entitled. Any cash severance payments will be payable to you in a single lump sum.

Definitions: For purposes of this letter, the term “Cause” means: (1) theft, dishonesty or falsification of any employment or company records that is not trivial in nature; (2) malicious or reckless disclosure of the company’s confidential or proprietary information; (3) commission of any illegal act or any gross or willful misconduct, where a majority of the disinterested members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the company’s Board or management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the company or any of its subsidiaries; and/or (4) the failure or refusal by you to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after your receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

For purposes of this letter, the term “Change of Control” means the consummation of any of the following transactions:

(1) the closing of a business combination (such as a merger or consolidation) of the company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination consummated in connection with the company’s emergence from bankruptcy or which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the company or such controlling surviving entity outstanding immediately after such business combination; or

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(2) the sale, lease, exchange or other transfer or disposition by the company of all or substantially all (more than seventy percent (70%)) of the company’s assets by value, other than in connection with the company’s liquidation or dissolution as a result of its bankruptcy; or

(3) an acquisition of any voting securities of the company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the company’s then outstanding voting securities, other than any such acquisition arising out of the company’s emergence from bankruptcy.

For purposes of this letter, the term “Good Reason” means your resignation from employment with the company within sixty (60) days of one or more of the following events which occurs without your consent and which remains uncured thirty (30) days after your delivery to the company of written notice thereof:

1)	a material reduction in your authority, duties and responsibilities as Chief Financial Officer;

2)	a reduction of 15% or more by the company in your base salary in effect immediately prior to such reduction, except in connection with a reduction in salary affecting all senior management employees of the company;

3)	the company’s material breach of any of its obligations under this letter; and

4)	a relocation, without your consent, to a facility or location more than fifty (50) miles from the company’s headquarters in Sunnyvale, CA.

Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be payable to you hereunder unless your termination of employment constitutes a “separation from service” with the company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. In addition, if you are deemed by the company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your “separation from service” with the company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all

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payments deferred pursuant to this Section 7(b) shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. Finally, to the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this Agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

During your employment, Spansion will make available to you a comprehensive benefits program including medical, dental, life and disability coverage. You are also eligible to participate in the 401(k) retirement savings plan.

This offer will remain open until June 12, 2009, and is contingent upon meeting the conditions listed below. Please take caution to protect your current employment until ALL of these conditions have been met.

If you are not a U.S. Citizen or Permanent Resident of the U.S., federal BXA export license regulations may require that Spansion obtain an export license for you. If you are subject to these regulations, your employment at Spansion is contingent on Spansion successfully obtaining an export license for you.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide Spansion with documents to verify your identity and your legal right to work in the United States. You must present this documentation on your first day of employment. Enclosed is a list of documents you may present for this verification.

If this offer is agreeable to you, please accept it by initialing each page and signing your name below. Return the original offer letter, the signed Spansion Employee Proprietary Information Agreement, the Self-ID Form (Disabilities AAP), the Veterans Self -ID Form and the completed Personal Data Form to us. An envelope is enclosed for your convenience. If we have not yet negotiated a start date, please call me immediately to discuss this.

We look forward to having you as a member of our team and feel our association will be mutually rewarding. The dedication, creative drive and loyalty of our employees have enabled us to impact the world through our technological advances in the microelectronics field. We are confident that you possess these qualities and that your contributions to Spansion will be significant.

RWF

If you have any questions, please feel free to contact me.

Sincerely,

/s/ Lisa Guadagna

Lisa Guadagna

Vice President – Human Resources

408-616-1174

I am pleased to accept Spansion’s offer of employment as outlined above and in the enclosed attachment(s).

/s/ Randy W. Furr
Signature

5 June 2009
Date Signed

5